Exhibit 99.1

TerreStar Announces TerreStar-1 Satellite Progress

TerreStar-1 is on station and its 18 meter 2GHz reflector has been successfully deployed

RESTON, Virginia - July 14, 2009 – TerreStar Corporation (NASDAQ: TSTR) announced today that TerreStar-1, the world’s largest, most advanced commercial communications satellite, has been successfully placed into its assigned orbital slot in the geosynchronous arc and has successfully deployed its 18 meter 2GHz S Band reflector, the largest commercial satellite antenna ever deployed. TerreStar-1 is now poised to deliver the voice, data and video services over TerreStar’s all IP next-generation mobile broadband network that combines the power of TerreStar-1, an all-IP core network, and the latest in smartphone technology.

Through TerreStar’s majority-owned subsidiary, TerreStar Networks Inc., and TerreStar Networks’ partner, TerreStar Networks (Canada) Inc., TerreStar will provide integrated satellite and terrestrial communications components to enable true ubiquity and reliability anywhere in the United States and Canada to help solve the critical communications and business continuity challenges faced by government, emergency responders, enterprises and rural communities.

“TerreStar-1 continues to exceed our expectations,” said Dennis Matheson, CTO of TerreStar Networks. “Today’s progress shows that TerreStar continues to deliver on its promise of changing the mobile communications market through innovation and execution.”

About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.
TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable, secure and resilient satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.  TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

About TerreStar Networks (Canada) Inc.
TerreStar Networks (Canada) Inc., known as TerreStar Canada, (www.terrestar.ca), along with TerreStar Networks Inc., is developing the next generation of mobile services: reliable and secure satellite - terrestrial mobile voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by Canadian government, first responders, business and consumer communities.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

For more information, please contact:
Kelly Adams, Director Marketing and Communications
TerreStar Networks
Mobile: +1 703-930-6449
Email: Kelly.Adams@terrestar.com

Canada based inquiries, please contact:
Paul Tyler, pt@goldfenixcom.ca
(416) 254-0698

Victoria Ollers, vo@goldfenixcom.ca
(416) 822-2288